Officer Performance Share Units Agreement
2017 Incentive Plan
2018 Award

Exhibit 10.68
PERFORMANCE SHARE UNITS AGREEMENT
THIS AGREEMENT (the “Agreement”), effective February __, 2018, is made by and between PEABODY ENERGY CORPORATION, a Delaware corporation (the “Company”), and the undersigned employee of the Company or a Subsidiary of the Company (the “Grantee”). The Grant Date for the Performance Units (the “Performance Share Units”) evidenced by this Agreement is February __, 2018 (the “Grant Date”).
WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and
WHEREAS, the Committee has determined that, subject to the provisions of this Agreement and the Plan, it would be to the advantage and best interest of the Company and its stockholders to grant the Performance Share Units evidenced hereby to the Grantee as an incentive for his or her efforts during his or her term of service with the Company or its Subsidiaries, and has advised the Company thereof and instructed the undersigned officer to enter into this Agreement to evidence these Performance Share Units.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Whenever the following terms are used in this Agreement, they shall have the meanings specified below. Capitalized terms not otherwise defined in this Agreement shall have the meanings specified in the Plan.
Section 1.1 -     “Determination Date” shall mean February 9, 2021.
Section 1.2 -     “Good Reason” shall mean (a) “Good Reason” as defined in the Grantee’s employment agreement with the Company, if any; or (b) if the Grantee does not have an employment agreement with the Company or such agreement does not define Good Reason, then: (i) a material reduction, other than a reduction that generally affects all similarly-situated executives and does not exceed 10% in one year or 20% in the aggregate over three consecutive years, by the Company in the Grantee’s base salary from that in effect immediately prior to the reduction; (ii) a material reduction, other than a reduction that generally affects all similarly-situated executives, by the Company in the Grantee’s target or maximum annual cash incentive award opportunity or target or maximum annual equity-based compensation award opportunity from those in effect immediately prior to any such reduction; (iii) relocation, other than through mutual agreement in writing between the Company and the Grantee or a secondment or temporary relocation for a reasonably finite period of time, of the Grantee’s primary office by more than 50 miles from the location of the Grantee’s primary office as of the Grant Date; or (iv) any material diminution or material adverse change in the Grantee’s duties or responsibilities as they exist as of the Grant Date; provided, that (x) if the Grantee terminates Grantee’s employment for “Good Reason,” the Grantee shall provide written notice to the Company at least 30 days in advance of the date of termination, such notice shall describe the conduct the Grantee believes to constitute “Good Reason” and the Company shall have the opportunity to cure the “Good Reason” within 30 days after receiving such notice, (y) if the Company cures the conduct that is the basis for the potential termination for “Good Reason” within such 30-day period, the Grantee’s notice of termination shall be deemed withdrawn and (z) if the Grantee does not give notice to the Company as described in this Section 1.2 within 90 days after an event giving rise to “Good Reason,” the Grantee’s right to claim “Good Reason” termination on the basis of such event shall be deemed waived.
Section 1.3 -     “Performance Period” shall mean January 1, 2018 through December 31, 2020.
Section 1.4 -     “Plan” shall mean the Peabody Energy Corporation 2017 Incentive Plan, as amended and restated from time to time.
Section 1.5 -     “Section 409A” shall mean Section 409A of the Code and the applicable regulations or other guidance issued thereunder.
ARTICLE II
GRANT OF PERFORMANCE SHARE UNITS
Section 2.1 -     Grant of Performance Share Units. Pursuant to Section 11 of the Plan and authorization under a resolution of the Committee, the Company has granted to the Grantee the target number of Performance Share Units set forth on the signature page hereof upon the terms and subject to the conditions set forth in this Agreement and the Plan. Subject to the degree of attainment of the applicable Performance Goals established for these Performance Share Units, as approved by the Committee and thereafter communicated to the Grantee (the “Statement of Performance Goals”), the Grantee may earn from 0% to 200% of the Performance Share Units. Each Performance Share Unit that becomes nonforfeitable (“Vest,” “Vested,” or “Vesting”) represents the equivalent of one share of Common Stock subject to and upon the terms and conditions of this Agreement. The grant of Performance Share Units is made in consideration of the services to be rendered by the Grantee to the Company or a Subsidiary and the Grantee’s obligations under the Restrictive Covenant Agreement (as referenced in Section 4).
Section 2.2 -     No Obligation of Employment. Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the employ of the Company or any Subsidiary or affiliate or interfere with or restrict in any way the rights of the Company and its Subsidiaries or affiliates, which are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without Cause.
Section 2.3 -     Adjustments in Performance Share Units. In the event of the occurrence of one of the corporate transactions or other events listed in Sections 4.2 or 13.2 of the Plan, the Committee shall make such substitution or adjustment as provided in Sections 4.2 or 13.2 of the Plan or otherwise in the terms of the Performance Share Units in order to equitably reflect such corporate transaction or other event. Any such adjustment made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons.

Section 2.4 -     Change in Control. In order to maintain the Grantee’s rights with respect to the grant of Performance Share Units evidenced hereby, upon the occurrence of a Change in Control, the Committee may take such actions with respect to the Performance Share Units or make such modifications to the Performance Share Units as are permitted by the Plan.
ARTICLE III
VESTING AND FORFEITURE OF PERFORMANCE SHARE UNITS
Section 3.1 -     Vesting. Unless otherwise provided in this Article III, the Performance Share Units covered by this Agreement shall Vest to the extent that (a) the applicable Performance Goals described in the Statement of Performance Goals for these Performance Share Units are certified by the Committee, in its sole discretion, as having been achieved during the Performance Period and (b) the Grantee has remained in continuous service with the Company or a Subsidiary through the Determination Date.
Section 3.2 -     Effect of Certain Events. Notwithstanding the foregoing Section 3.1, prior to the Determination Date:
(a)    in the event of the Grantee’s Termination of Service either (i) within twenty four months following a Change in Control, provided such Termination of Service is by the Company without Cause or by the Grantee for Good Reason; or (ii) on account of the Grantee’s death or Disability, the Performance Share Units shall become earned and Vest on the basis of the relative achievement of the applicable Performance Goals determined in accordance with Section 3.1 as if the Grantee had remained in continuous service with the Company or a Subsidiary through the Determination Date;
(b)    in the event of the earliest of: (i) a Termination of Service on account of Retirement, or (ii) except as provided in Section 3.2(a) above, a Termination of Service by the Company without Cause or by the Grantee for Good Reason, a pro-rata portion of the Performance Share Units, based on the number of days that the Grantee provided services to the Company or a Subsidiary from the beginning of the Performance Period through the date of Termination of Service compared to the number of days in the Performance Period, shall become earned and Vest on the basis of the relative achievement of the applicable Performance Goals determined in accordance with Section 3.1 as if the Grantee had remained in continuous service with the Company or a Subsidiary through the Determination Date; and
(c)    in the event of the earlier of (i) a Termination of Service by the Company for Cause, and (ii) a Termination of Service by the Grantee without Good Reason, all Performance Share Units shall terminate and the Grantee shall not be entitled to any Performance Share Units hereunder.
Performance Share Units that are earned and Vest and become earned in accordance with this Section 3.2 shall be settled as set forth in Article IV of this Agreement.

ARTICLE IV
FORM AND TIME OF PAYMENT; CONDITIONS TO GRANT AND SETTLEMENT
Section 4.1 -     Form and Time of Payment.
(a)    General. Subject to Section 4.1(c) hereof, the Grantee shall be issued one share of Common Stock for each Vested Performance Share Unit as soon as administratively practicable after the Determination Date, but in no event later than March 15, 2021.
(b)    Early Termination Events. Subject to Section 4.1(c) hereof, in the event that the Performance Share Units Vest as provided in Section 3.2(a) or (b), the Grantee shall be issued one share of Common Stock for each Vested Performance Share Unit as soon as administratively practicable after the Determination Date, but in no event later than March 15, 2021.
(c)    Specified Employee. Notwithstanding anything in this Agreement to the contrary, if the Grantee is a U.S. taxpayer under the Code, at the time of the Grantee’s Termination of Service, the Grantee is a “specified employee” (as such term is defined in Section 409A, but generally meaning one of the Company’s key employees within the meaning of Code Section 416(i)), and the issuance of the Common Stock pursuant to Section 4.1(b) is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A), the Common Stock shall be issued to the Grantee on the earlier of (i) first day of the seventh month after the Grantee’s “separation from service” with the Company (as determined in accordance with Section 409A) and (ii) the Grantee’s death.
Section 4.2 -     Restrictive Covenant Agreement. The Grantee shall not be entitled to receive the Performance Share Units unless the Grantee shall have executed and delivered the Restrictive Covenant Agreement, substantially in the form attached hereto as Exhibit A, and such shall be in full force and effect.
Section 4.3 -     Notice Period. The Grantee may terminate the Grantee’s employment with the Company or a Subsidiary at any time for any reason by delivery of notice to the Company at least [30/ 60/ 90] days in advance of the date of termination (the “Notice Period”); provided, however, that no communication, statement or announcement shall be considered to constitute such notice of termination of the Grantee’s employment unless it complies with Section 5.4 hereof and specifically recites that it is a notice of termination of employment for purposes of this Agreement; and provided, further, that the Company may waive any or all of the Notice Period, in which case the Grantee’s employment with the Company or Subsidiary will terminate on the date determined by the Company.
Section 4.4 -     Breach of Restrictive Covenant Agreement or Section 4.3. Subject to Section 4.2, if the Grantee materially breaches any provision of the Restrictive Covenant Agreement or Section 5.2 hereof, the Company may, among other available remedies, determine that the Grantee (a) will forfeit any unpaid portion of the Performance Share Units evidenced by this Agreement and (b) will repay to the Company any portion of the Performance Share Units evidenced by this Agreement previously paid to the Grantee.

Section 4.5 -     Conditions to Issuance of Stock. The shares of Common Stock deliverable hereunder may be either previously authorized but unissued shares or issued shares that have been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates (or other documentation that indicates ownership) for shares of Common Stock granted hereunder prior to the fulfillment of both of the following conditions:
(a)    The obtaining of approval or other clearance from any state or federal governmental agency that the Committee, in its absolute discretion, determines to be necessary or advisable; and
(b)    The lapse of such reasonable period of time following the grant as the Committee may establish from time to time for administrative convenience (subject to, and in compliance with the, the requirements of Section 409A).
Section 4.6 -     Rights as a Shareholder; Dividend Equivalents. The Grantee shall not be, and shall not have any of the rights or privileges of, a shareholder of the Company in respect of any Shares underlying Performance Share Units evidenced by this Agreement unless and until certificates representing such shares shall have been issued by the Company to Grantee or such ownership has otherwise been indicated and documented by the Company. From and after the Grant Date and until the earlier of (a) the time when the Performance Share Units become nonforfeitable and are paid in accordance with this Article IV hereof or (b) the time when the Grantee’s right to receive payment for the Performance Share Units is forfeited in accordance with the provisions of this Agreement, on the date that the Company pays a cash dividend (if any) to holders of Shares generally, the Grantee shall be credited with additional Performance Share Units equal to the quotient of (x) the product of (i) the dividend declared per Share, multiplied by (ii) the number of Performance Share Units evidenced by this Agreement (plus any previously-credited dividend equivalents), divided by (y) the Fair Market Value of a Share on the date such dividend is paid to shareholders, with any fractional Performance Share Units to be credited in cash. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the Performance Share Units based on which the dividend equivalents were credited, and such additional Performance Share Units shall be paid in Shares, and any fractional Performance Share Units shall be paid in cash, in each case, at the same time as the Performance Share Units to which they relate are paid.
Section 4.7 -     Restrictions. Performance Share Units granted pursuant to this Agreement shall be subject to Section 5.9 of the Plan and all applicable policies and guidelines of the Company that relate to (a) share ownership requirements, or (b) recovery of compensation (i.e., clawbacks).
ARTICLE V
MISCELLANEOUS
Section 5.1 -     Administration. The Committee has the power to interpret the Performance Share Units, the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Performance Share Units. In its absolute discretion, subject to applicable law, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.
Section 5.2 -     Performance Share Units Not Transferable. Neither the Performance Share Units nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition is voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.
Section 5.3 -     Withholding. As of the date that all or a portion of the Performance Share Units become settled pursuant to Section 4.1 hereof, the Company will withhold a number of shares of Common Stock underlying the then Vested Performance Share Units with a fair market value equal to the aggregate amount required by law to be withheld by the Company in connection with such vesting for applicable federal, state, local and foreign taxes of any kind. To the extent taxes are to be withheld upon vesting for purposes of federal FICA, FUTA or Medicare taxes, such withholding shall be taken from other income owed by the Company to the Grantee and the Grantee hereby agrees to such withholding.
Section 5.4 -     Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee shall be addressed to him or her at the address set forth in the records of the Company. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to him, her or it. Any notice which is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his, her or its status and address by written notice under this Section 5.4. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to the Grantee may be made by electronic means, including by electronic mail to the Company-maintained electronic mailbox of the Grantee, and the Grantee hereby consents to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, the Grantee shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.
Section 5.5 -     Information Sharing. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement or the Restrictive Covenant Agreement prevents the Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Grantee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
Section 5.6 -     Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
Section 5.7 -     Pronouns. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.
Section 5.8 -     Applicability of Plan. The Performance Share Units and the shares of Common Stock issued to the Grantee, if any, shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the Performance Share Units and such shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
Section 5.9 -     Amendment. The Committee may amend this Agreement at any time, provided that no such amendment shall materially impair the rights of the Grantee unless reflected in a writing executed by the parties hereto that specifically states that it is amending this Agreement.
Section 5.10 -     Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
Section 5.11 -      Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by arbitration in St. Louis, Missouri. Arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The Company shall pay or reimburse any legal fees in connection with such arbitration in the event that the Grantee prevails on a material element of his or her claim or defense. Payments or reimbursements of legal fees made under this Section 5.10 that are provided during one calendar year shall not affect the amount of such payments or reimbursements provided during a subsequent calendar year, payments or reimbursements under this Section 5.10 may not be exchanged or substituted for another form of compensation to the Grantee, and any such reimbursement or payment will be paid within sixty (60) days after the Grantee prevails, but in no event later than the last day of the Grantee’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment. This Section 5.10 shall remain in effect throughout the Grantee’s employment with the Company and for a period of five (5) years following the Grantee’s Termination of Service.
Section 5.12 -     Section 409A.
(a)    To the extent applicable, this Agreement is intended to comply with Section 409A so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Grantee, and this Agreement shall be construed, interpreted and administered in a manner that is consistent with this intent and the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of Section 409A.

(b)    Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to a Grantee or for the Grantee’s benefit under this Agreement and grants hereunder may not be reduced by, or offset against, any amount owing by the Grantee to the Company or any of its Subsidiaries.
(c)    In the event that the Company determines that any amounts payable hereunder may be taxable to the Grantee under Section 409A prior to the payment and/or delivery to the Grantee of such amount, the Committee may adopt such amendments to the Agreement, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Performance Share Units and this Agreement.
(d)    Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement and the terms of the Performance Share Units as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold the Grantee harmless from any or all of such taxes or penalties.
Section 5.13 -     Governing Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 5.14 -     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signatures to this Agreement transmitted by facsimile, electronic mail, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
Section 5.15 -     Acceptance of the Plan. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Performance Share Units subject to all the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Performance Share Units and that the Grantee has been advised to consult a tax advisor prior to such vesting or settlement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

GRANTEE	PEABODY ENERGY CORPORATION
[NAME]	By:
Its:

Target number of Performance Share Units evidenced hereby: [______]

Exhibit A
[Restrictive Covenant Agreement]

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Statement of Performance Goals
This Statement of Performance Goals applies to the Performance Share Units granted to the Grantee on the Grant Date as evidenced by the Performance Share Units Agreement between the Company and the Grantee (the “Agreement”). Capitalized terms used in this Statement of Performance Goals that are not specifically defined in this Statement of Performance Goals have the meanings assigned to them in the Agreement or in the Plan, as applicable.

1.	Definitions. For purposes hereof, as determined by the Committee:

(a)
“Average Invested Capital” shall mean the sum of (i)(A) the total debt of the Company and (B) the total equity of the Company, as determined using the four-quarter average derived from balances reported in quarterly public filings, minus (ii) Excess Cash.

(b)
“Environmental Reclamation” shall mean the amount of acres graded compared to the amount of acres disturbed, whereas the term “graded” means returning the land to the final contour grading prior to soil replacement and the term “disturbed” means new acres impacted for mining purposes.

(c)
“Excess Cash” shall mean the Company’s unrestricted cash reserves, as determined using the four-quarter average derived from balances reported in quarterly public filings, minus $800 million, plus unused available liquidity under any credit arrangements for each period.

(d)
“Net Operating Profit After Tax” shall mean the annual operating profit of the Company, as publicly reported, excluding (i) the amortization of sales contracts and (ii) any non-recurring charges associated with the early settlement or termination of Company liabilities, mine closures, or employee separation programs, and as adjusted by the amount of taxes paid or received for such year in cash.

(e)
“Peer Group” shall mean the entities set forth on Exhibit A hereto. In terms of mandatory adjustments to the Peer Group during the Performance Period: (i) if any member of the Peer Group files for bankruptcy and/or liquidation, is operating under bankruptcy protection, or is delisted from its primary stock exchange because it fails to meet the exchange listing requirement, then such entity will remain in the Peer Group, but RTSR for the Performance Period will be calculated as if such entity achieved Total Shareholder Return placing it at the bottom (chronologically, if more than one such entity) of the Peer Group; (ii) if, by the last day of the Performance Period, any member of the Peer Group has been acquired and/or is no longer existing as a public company that is traded on its primary stock exchange (other than for the reasons as described in subsection (i) above), then such entity will not remain in the Peer Group and RTSR for the Performance Period will be calculated as if such entity had never been a member of the Peer Group; and (iii) except as otherwise described in subsection (i) and (ii) above, for purposes of this Statement of Performance Goals, for each of the members of the Peer Group, such entity shall be deemed to include

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any successor to all or substantially all of the primary business of such entity at end of the Performance Period.

(f)
“Relative Total Shareholder Return” or “RTSR” shall mean the percentile rank of the Company’s Total Shareholder Return as compared to (but not included in) the Total Shareholder Returns of all members of the Peer Group, ranked in descending order, at the end of the Performance Period.

(g)	“Return on Invested Capital” or ROIC” shall mean the quotient of Net Operating Profit After Tax divided by Average Invested Capital for the applicable year in the Performance Period.

(h)
“Total Shareholder Return” shall mean, with respect to each of the Common Stock and the common stock of each of the members of the Peer Group, a rate of return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock, from the beginning of the Performance Period through the end of the Performance Period. For purposes of calculating Total Shareholder Return for each of the Company and the members of the Peer Group, the beginning stock price will be based on the average of the twenty (20) trading days immediately prior to the first day of the Performance Period on the principal stock exchange on which the stock then traded and the ending stock price will be based on the average of the twenty (20) trading days immediately prior to the last day of the Performance Period on the principal stock exchange on which the stock then trades.

2.
Calculation of Performance Share Units Earned. Eighty percent (80%) of the target Performance Share Units award evidenced by this Agreement (the “ROIC PSUs”) shall be earned based on achievement of ROIC during the Performance Period and twenty percent (20%) of the target Performance Share Units award evidenced by this Agreement (the “ENV PSUs”) shall be earned based on achievement of Environmental Reclamation during the Performance Period. Following the Performance Period, the Committee shall determine whether and to what extent ROIC and Environmental Reclamation goals have been satisfied for the Performance Period and shall determine the percentage of target Performance Share Units that shall become Vested under the Agreement in accordance with the following ROIC Performance Matrix and Environmental Reclamation Performance Matrix, subject to Section 5 of this Statement of Performance Goals:

(a)
ROIC Performance Matrix. The percentage of target ROIC PSUs earned shall be determined (rounded down to the nearest whole Performance Share Unit) based on achievement of ROIC during the Performance Period (i.e., the average of ROIC for 2018, 2019 and 2020) as follows:

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Performance Level	ROIC for Performance Period	ROIC PSUs Earned
Below Threshold		0%
Threshold		50%
Target		100%
Maximum		200%

To the extent the ROIC Percentile Ranking is between the listed rankings, then the percentage of target ROIC PSUs earned shall be determined using linear interpolation.

(b)
Environmental Reclamation Performance Matrix. The percentage of target ENV PSUs earned shall be determined (rounded down to the nearest whole Performance Share Unit) based on achievement of Environmental Reclamation during the Performance Period (i.e., the average of 2018 ratio, 2019 ratio and 2020 ratio) as follows:

Performance Level	Environmental Reclamation for Performance Period	ENV PSUs Earned
Below Threshold		0%
Threshold		50%
Target		100%
Maximum		200%

To the extent the Environmental Reclamation Percentile Ranking is between the listed rankings, then the percentage of target ENV PSUs earned shall be determined using linear interpolation.

3.
RTSR Modifier. Notwithstanding anything in this Statement of Performance Goals to the contrary, the total number of Performance Share Units that become earned pursuant to Section 2 of this Statement of Performance Goals (that is, the sum of the Vested ROIC PSUs and Vested ENV PSUs) shall be adjusted, either upwards or downwards, in accordance with the table below in the event that the Company’s RTSR Percentile Ranking for the Performance Period is as follows:

RTSR Percentile Ranking	Payout Adjustment
Below 25th percentile	Decrease payout percentage by 25 percentage points
Between 25th and 75th percentile	0%
Above 75th percentile	Increase payout percentage by 25 percentage points

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provided, however, that in no event shall the Grantee earn more than 200% of the target number of Performance Share Units evidenced by this Agreement after the RTSR modifier is applied, and further, provided, that in no event shall the RTSR modifier be applied to increase the total number of Performance Share Units that become earned pursuant to Section 2 of this Statement of Performance Goals if the Company’s Total Shareholder Return for the Performance Period is negative.

Exhibit B attached to this Statement of Performance Goals illustrates how the RTSR modifier will be applied.

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EXHIBIT A

RTSR Peer Group Entities

Index/Ticker	Company
ARCA:KOL	VanEck Vectors Coal ETF
NYSE:ARCH	Arch Coal, Inc.
NYSE:CEIX	CONSOL Energy Inc.
NYSE:SXC	SunCoke Energy, Inc.
TSX:TECK.B	Teck Resources Limited
NYSE: CLD	Cloud Peak Energy Inc.
NYSE: HCC	Warrior Met Coal, LLC
ASX: NHC	New Hope Corporation Limited
ASX: WHC	Whitehaven Coal Limited
NasdaqGS:ARLP	Alliance Resource Partners, L.P.
OTCPK:CNTE	Contura Energy, Inc.
NYSE:FELP	Foresight Energy LP
NasdaqCM:HNRG	Hallador Energy Company
NYSE:NRP	Natural Resource Partners L.P.
ASX:S32	South32 Limited

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EXHIBIT B

Illustration of Application of RTSR Modifier

Assume the following facts for purposes of this illustration:

Target number of Performance Share Units:	25,000
Total number of Performance Share Units earned based on achievement of the ROIC and Environmental Reclamation performance goals (expressed as a percentage), prior to applying the RTSR modifier (the “Pre-Modifier Earned PSU Percentage”):
110% of target number of Performance Share Units (i.e., 27,500 Performance Share Units)

Based on the facts set forth above, the RTSR modifier will be applied to the Pre-Modifier PSUs as follows:

•
If the RTSR Percentile Ranking is less than the 25th percentile, the Pre-Modifier Earned PSU Percentage is decreased by 25 percentage points, which results in a total payout of 85% of the Target Number of Performance Share Units (i.e., 21,250 PSUs).

•
If the RTSR Percentile Ranking is between the 25th percentile and 75th percentile, the Pre-Modifier Earned PSU Percentage remains unchanged, which results in a total payout of 110% of the Target Number of Performance Share Units (i.e., 27,500 PSUs).

•
If the RTSR Percentile Ranking is greater than the 75th percentile, the Pre-Modifier Earned PSU Percentage is increased by 25 percentage points, which results in a total payout of 135% of the Target Number of Performance Share Units (i.e., 33,750 PSUs).

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